EXHIBIT 11


                          HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                              COMPUTATION OF EARNINGS PER SHARE
                           (In thousands, except per share amounts)

____________________________________________________________________________
                                     1994           1993            1992
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
PRIMARY:

Earnings:
     Net income (loss)            $78,016        $52,494      $(175,836)
     Less dividends on:
       HCI first preferred
        series X shares                                            (118)
       HCI series 1 second
        preference shares                           (885)          (971)
                                  --------------------------------------
     Net income (loss) applicable
       to primary earnings per
       share calculation          $78,016        $51,609      $(176,925)
                                  ======================================
Weighted average number of
     shares outstanding           137,733        137,046        135,221
                                  ======================================
Net income (loss) per share
      - primary                   $  0.57        $  0.38      $   (1.31)
                                  ======================================

FULLY DILUTED:

Earnings:
     Net income (loss)           $ 78,016        $52,494      $(175,836)
     Less dividends on:
       HCI first preferred
        series X shares                                            (118)
       HCI series 1 second
        preference shares                           (885)          (971)
     Add:
       Interest relating to 5.5%
        convertible subordinated
        notes, net of tax           6,517          3,447
       Amortization of issuance
        costs relating  to 5.5%
        convertible subordinated
        notes, net of tax             443            234
                                  --------------------------------------
     Net income (loss) applicable
       to fully diluted earnings
       per share calculation      $84,979        $55,290      $(176,925)
                                  ======================================

Weighted average number of
     shares outstanding:
     Common shares                137,733        137,046        135,221
     Additional average shares
       outstanding assuming
       conversion of 5.5%
       convertible subordinated
       notes                        6,505          3,397
                                  -------------------------------------
                                  144,238        140,443        135,221
                                  =====================================

Net income (loss) per share
     - fully diluted (a)            $0.59          $0.39         $(1.31)
                                  =====================================

(a)  This calculation is submitted in accordance with Regulation
     S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result.

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